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                                                                   EXHIBIT 10.22


                             STOCKHOLDERS AGREEMENT


         STOCKHOLDERS AGREEMENT, dated as of April 6, 1997, among Polo Ralph Lauren Corporation, a Delaware corporation (the "Company"), GS Capital Partners, L.P., a Delaware limited partnership ("GSCP"), GS Capital Partners PRL Holding I, L.P., a Delaware limited partnership ("Holding I"), GS Capital Partners PRL Holding II, L.P., a Delaware limited partnership ("Holding II"), Stone Street Fund 1994, L.P., a Delaware limited partnership ("Stone Street"), Stone Street 1994 Subsidiary Corp., a Delaware corporation ("Stone Street Sub"), Bridge Street Fund 1994, L.P., a Delaware limited partnership ("Bridge Street"), and Mr. Ralph Lauren ("Lauren"), RL Holding, L.P., a Delaware limited partnership ("RL Holding"), and RL Family, L.P., a Delaware limited partnership ("RL Family"). GSCP, Holding I, Holding II, Stone Street, Stone Street Sub, Bridge Street, other Investors that are Affiliates of GSCP and their permitted assignees are sometimes collectively referred to herein as the "GS Parties," and Lauren, RL Holding and RL Family and their permitted assignees are sometimes collectively referred to herein as the "Polo Parties." The parties hereto (other than the Company) are sometimes collectively referred to herein as the "Investors."

         WHEREAS, (i) pursuant to the Subscription Agreement, dated as of April 6, 1997, by and among the Company, the GS Parties and the Polo Parties (the "Subscription Agreement"), the GS Parties and the Polo Parties subscribed for certain promissory notes of the Company and shares of Class B Common Stock or Class C Common Stock of the Company (as such terms are hereinafter defined) as set forth on Schedule 1 to that agreement and (ii) as consideration for the promissory notes and the shares of the Company's common stock purchased pursuant to the Subscription Agreement, each of the GS Parties and the Polo Parties assigned to the Company all of their interests in Polo Ralph Lauren Enterprises, L.P. (the "Design Studio Partnership"), Polo Ralph Lauren, L.P. (the "Polo Partnership"), The Ralph Lauren Womenswear Company, L.P. (the "Womenswear Partnership", together with the Design Studio Partnership and the Polo
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Partnership, the "RL Partnerships"), The Ralph Lauren Womenswear Company, Inc.
and RL Fragrances, LLC., pursuant to the Assignment and Assumption Agreement (the "Assignment and Assumption Agreement"), dated April 2, 1997, by and among the Company, the GS Parties and the Polo Parties.

         WHEREAS, Section 12 of the Assignment and Assumption Agreement requires the parties to enter into, and the parties hereto deem it to be in their best interests to enter into, an agreement establishing and setting forth their agreement with respect to certain rights and obligations associated with ownership of shares of capital stock of the Company.

         NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements herein set forth, the parties hereto agree as follows:

1.       Definitions.

         As used in this Agreement, the following terms shall have the meanings ascribed to them below:

         "Advisors" means, any member of the Advisory Board of any RL
Partnership.

         "Affiliate" means, with respect to any specified Person, (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (ii) with respect to any natural Person, any person having a relationship with such Person by blood, marriage or adoption of grandparent, parent, child, grandchild, aunt, uncle, niece, nephew, sister, brother or first cousin. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" having meanings correlative to the foregoing.

         "Agreement" means this stockholders agreement, as it may be amended from time to time in accordance with the terms hereof.

         "Amended RL Note" shall have the meaning set forth in the Formation Agreement.

         "Board of Directors" means the board of directors of the Company.
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         "Business" means the marketing, licensing, manufacturing, designing, sourcing, developing and selling of products directly and indirectly through licensees, Subsidiaries, partnerships and joint ventures and any other activities approved by the Board of Directors in accordance with the terms of this Agreement.

         "Class A Common Stock" means Class A Common Stock, par value $ .01 per share, of the Company.

         "Class B Common Stock" means Class B Common Stock, par value $ .01 per share, of the Company.

         "Class C Common Stock" means Class C Common Stock, par value $ .01 per share, of the Company.

         "Common Stock" means common stock of the Company (including, without limitation, Class A Common Stock, Class B Common Stock and Class C Common Stock), and any and all securities of any kind whatsoever of the Company which may be issued after the date hereof in respect of, or in exchange for, shares of common stock of the Company pursuant to a merger, consolidation, stock split, stock dividend, recapitalization of the Company or otherwise.

         "Debt" means with respect to any Person, at any date, (i) all obligations of such Person for borrowed money, including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit issued under letter of credit facilities, acceptance facilities or other similar facilities, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under leases which are capitalized in accordance with generally accepted accounting principles, (v) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, (vi) all interest rate protection agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) and/or other types of interest rate hedging agreements and (vii) all Debt of others guaranteed by such Person.
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         "Equity Interest" with respect to any Person, means any and all shares, interests, rights to purchase, warrants, options, participations or other interests (however designated) in capital stock or other equity participations, including partnership interests, whether general or limited, in any such Person.

         "Existing Airplane" means the Grumman G-1159 aircraft, Serial No. 025.

         "Formation Agreement" means the agreement dated as of August 22, 1994, relating to the formation of the Design Studio Partnership and the Polo Partnership by and among the GS Parties, Lauren and Mr. Peter Strom Goldstein.

         "GS Notes" shall have the meaning set forth in the Formation Agreement.

         "GS Ownership Percentage" means the fraction, expressed as a percentage, equal to the number of shares of Common Stock owned, in the aggregate, by the GS Parties, divided by the total number of shares of Common Stock outstanding.

         "Incurrence" means the incurrence, creation, assumption, guarantee or, in any other manner, becoming liable with respect to, responsible for, or a surety for the payment of, any Debt.

         "Initial Public Offering" means the initial sale of equity securities of the Company (including any equity securities issued in connection with the exercise of any overallotment option granted in connection with such offering) pursuant to an effective registration statement under the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company) made (i) in accordance with the Registration Rights Agreement, (ii) with the prior written consent of Lauren and GSCP or (iii) as contemplated by the Preliminary Prospectus.

         "Investment" in any Person means the acquisition of any Equity Interest issued by such Person, any security convertible into an Equity Interest issued by such Person, or any note, bond or other instrument of indebtedness issued by such Person, whether from such Person or from another Person or the making of a loan or advance to such Person; provided, however, that such
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term shall not include the acquisition by operation of law or otherwise of an
Equity Interest or any security convertible into an Equity Interest in satisfaction of a bona fide debt.

         "Lien" means any mortgage, pledge, hypothecation, security assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any capital lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction), any right of first refusal, right to call, preemptive right or similar right, or any option, warrant or similar commitment or any other similar right or interest of others therein.

         "New RL Note" shall have the same meaning set forth in the Formation Agreement.

         "Original GS Parties" means GSCP, Holding I, Holding II, Stone Street, Stone Street Sub and Bridge Street.

         "Original Polo Parties" means Lauren, RL Holding and RL Family.

         "Own" or any derivation thereof means beneficial ownership as defined in 17 C.F.R. Section 240.13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

         "Person" means any natural person, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, estate, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

         "Permitted Trust" means any trust of which the only beneficiaries are
(i) (x) Lauren and/or his siblings, (y) descendants of any of the foregoing persons referenced in clause (x), and/or (iii) spouses of any of the foregoing persons referenced in clauses (x) or (y) (each an "RL Family Member") or (ii) one or more RL Family Members and one or more persons exempt from federal taxation under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended.

         "Polo Retail Transactions" means the transactions contemplated by the agreements entered into by the Company with third parties, effective as of April 3, 1997, to purchase the
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remaining interests in Polo Retail Corporation and related entities that the
Company did not previously own.

         "Preliminary Prospectus" means the preliminary prospectus of the Company which forms part of the registration statement on file on the date hereof with the Securities and Exchange Commission relating to the initial public offering of Class A Common Stock and filed with the consent of GSCP and Lauren.

         "Registration Rights Agreement" means the Registration Rights Agreement, dated as of October 31, 1994, by and among the Design Studio Partnership, the Polo Partnership, the GS Parties, Lauren and the Company (as successor to Polo Ralph Lauren Corporation, a New York Corporation) (the "Original Registration Rights Agreement") as amended pursuant to Section 9.8 of this Agreement.

         "Rule 144" means 17 C.F.R. Section 230.144 (or any similar provision then in force) promulgated under the Securities Act.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Subsidiary" means any Person of which at least 50% of the Equity Interests are at the time owned, directly or indirectly, by the Company or by one or more Subsidiaries, or by the Company and one or more Subsidiaries. The parties acknowledge that the Womenswear Partnership is a Subsidiary of the Company.

         "Transfer" and any derivation thereof shall have the meaning set forth in Section 4.1 of this Agreement.

2.       Board of Directors.

         2.1. Number of Directors. Prior to an Initial Public Offering, the number of directors of the Company shall be six or seven, at Lauren's election.

         2.2. Board of Directors. (a) Prior to an Initial Public Offering the directors of the Corporation shall be elected in accordance with the provisions of the Company's Certificate of Incorporation. As of the date hereof, pursuant to the Company's Certificate of Incorporation:
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                  (i) the holders of the outstanding shares of Class A Common
Stock, shall have the right to elect one director (each director which the holders of Class A Common Stock have the right to elect pursuant to the Company's Certificate of Incorporation, an "A Director");

                  (ii) the holders of the outstanding shares of Class B Common Stock, shall have the right to elect four directors (if the Board of Directors of the Company consists of six directors) or five directors (if the Board of Directors of the Company consists of seven directors); and

                  (iii) the holders of the outstanding shares of Class C Common Stock, shall have the right to elect one director.

         The parties acknowledge that the Polo Parties currently Own all of the outstanding shares of Class A Common Stock and Class B Common Stock and will accordingly be entitled to elect five directors (if the Board of Directors of the Company consists of six directors) or six directors (if the Board of Directors of the Company consists of seven directors) as of the date hereof and that the GS Parties currently Own all of the outstanding shares of Class C Common Stock and will accordingly be entitled to elect one director. Subject to
Section 2.2(b), the removal of, and filling of any vacancy of, any director shall be governed by the terms of the Company's By-Laws.

         (b) If an Initial Public Offering shall not occur within thirty days after the date hereof, then (i) upon the written request of GSCP, (A) the Polo Parties shall immediately cause an A Director to, and such director shall, resign and (ii) from and after such date and until an Initial Public Offering, GSCP shall be entitled to designate a person to be elected as an A Director (the "GS A Director", and together with any director elected by the holders of Class C Common Stock, the "GS Directors") and the Polo Parties shall take such action as is necessary or desirable (including calling a special meeting of stockholders and voting their shares of Class A Common Stock) to cause the GS A Director to be elected as an A Director within five business days after GSCP provides Lauren with written notice of such person's identity. Each Polo Party agrees to
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vote, in person or by proxy, all shares of Common Stock over which it may exercise voting power, at any annual or special meeting of stockholders of the Company called for the purpose of voting on the election of directors, or, if necessary, to cause its nominee or nominees on the Board of Directors, if any, to vote in favor of the election of the GS A Director and to take all other necessary and appropriate actions to cause the GS A Director to be elected in accordance with the provisions of this Section 2.2(b). The Polo Parties agree not to take any action to remove, with or without cause, the GS A Director unless so directed by GSCP in which case the Polo Parties shall take all necessary and appropriate action to remove such director. In the event of a vacancy on the Board of Directors by reason of the death, disability, removal or resignation of the GS A Director, GSCP shall be entitled to designate a new director in accordance with the first sentence of this Section 2.2(b) within twenty business days after such vacancy occurs, and the Polo Parties shall take such action as is necessary or desirable to cause any person nominated by GSCP to fill any of such vacancies to be elected as a director of the Company within five business days after GSCP provides the Company with written notice of the identity of such person.

         2.3. Initial Board of Directors; Election of Directors.

                  (a) The Board of Directors of the Company as of the date hereof shall consist of the following individuals:

                               Names of Directors

                  [Names and classes to be inserted at time of
                                   execution]

Each such person shall hold his office until his death, resignation or removal or until his successor shall thereafter have been duly elected and qualified. Each of the parties by executing and delivering this Agreement hereby consents to the election of the nominees to the initial Board of Directors as listed above, effective as of the date hereof.

                  (b) There shall be no cumulative voting in any election of directors.
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         2.4. Meetings of the Board of Directors.

                  (a) The Board of Directors shall hold regular meetings (at least semi-annually). Notice of each regular meeting of the Board of Directors shall be given at least thirty days prior to the scheduled meeting date by the Secretary of the Company. Special meetings of the Board of Directors may be called by any Director at any time on at least five business days' prior notice by the Secretary of the Company to all directors. All special and regular meetings of the Board of Directors shall be held at the principal office of the Company.

                  (b) A quorum for any meeting of the Board of Directors shall require the presence of a majority of the directors.

         2.5. Certain Covenants.

                  (a) Each Investor shall vote all shares of Common Stock over which it may exercise voting power, and each Investor and the Company shall take all other actions necessary and appropriate (including, without limitation, removing any director), to ensure that the Company's Certificate of Incorporation and bylaws do not at any time conflict with the provisions of this Agreement and shall not vote to approve (or consent to the approval of) any amendment to the Certificate of Incorporation or bylaws which would be inconsistent with this Agreement.

                  (b) The Company shall at all times maintain at least $10 million of directors' and officers' liability insurance covering the directors against any liability asserted against any director in such individual's capacity as a director or arising out of such individual's status as director, unless otherwise consented to by the GS Director(s).

                  (c) The Certificate of Incorporation, By-Laws and other organizational documents of the Company and each of its Subsidiaries shall at all times, to the fullest extent permitted by law, provide for indemnification of, advancement of expenses to, and limitation of the personal liability of, the members of the Board of Directors and such other persons, if any, who, pursuant to a provision of such Certificate of Incorporation, By-Laws or other organizational documents, exercise or perform any of the powers or duties otherwise conferred or imposed upon members of the Board of Directors or the boards of directors or other similar managing bodies of each of the Company's Subsidiaries. Such provisions may not be amended, repealed or otherwise modified in any manner adverse to any director until at least six years following the date that there are no outstanding shares of Class C Common Stock.

                  (d) The Company shall pay the reasonable out-of-pocket expenses incurred by each director of the Board of Directors in connection with his performing his duties as a member of the Board of Directors, including without limitation the reasonable out-of-pocket expenses incurred by such person for attending meetings of the Board of Directors or any committee thereof or meetings of any board of directors or other similar managing body (and any committee thereof) of any Subsidiary of the Company.

         2.6. Termination of Designation Rights. The provisions of this Section 2, other than those contained in Sections 2.5(b) and (c) shall terminate upon an Initial Public Offering. Sections 2.5(b) and (c) shall survive any termination of this Agreement.

3.       Management of the Company.

         3.1. Significant Transactions.

                  (a) Generally. Prior to an Initial Public Offering and subject to Section 3.1(b), the Company shall not, and shall cause each Subsidiary not to, take any action regarding any of the following matters (each a "Significant Transaction") without the prior written consent of both (1) GSCP and (2) Lauren:

                           (i) any consolidation, combination or merger of the
Company or any Subsidiary with or into any other Person (other than a consolidation, combination or merger of any wholly owned Subsidiary with another wholly owned Subsidiary) or any recapitalization of the Company or any Subsidiary;

                           (ii) the sale, assignment, transfer or lease of any
assets of the Company or any Subsidiary with a fair market value in excess of $15 million in the aggregate in any fiscal year of the Company, other than in the ordinary course of business;
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                           (iii) the purchase or other acquisition by the
Company or any Subsidiary of another business entity (or entities) or assets during any fiscal year of the Company with a fair market value in excess of $15 million in the aggregate, other than in the ordinary course of business;

                           (iv) the making of Investments by the Company or any
Subsidiary in any Person (other than any wholly owned Subsidiary of the Company) in excess of $5 million in the aggregate through October 31, 2004 excluding the Polo Retail Transactions;

                           (v) the Incurrence by the Company or any Subsidiary
of Debt (other than the Incurrence of Debt, in the ordinary course of business and consistent with past practices, (x) under revolving credit facilities to which (1) Lauren and (2) GSCP have previously consented and (y) in connection with the refinancing or modification of the terms of any Debt existing on the date of this Agreement (or any subsequent refinancing thereof) , in each case, upon commercially reasonable terms) in excess of $15 million in the aggregate in any fiscal year of the Company;

                           (vi) (x) the issuance or sale by the Company or any
Subsidiary of any of its debt or of its equity securities (or securities exercisable for, exchangeable for or convertible into such securities) or (y) the granting of registration rights in connection with securities of the Company or any Subsidiary, except to the extent provided for in the Registration Rights Agreement;

                           (vii) capital expenditures by the Company or any
Subsidiary in excess of $15 million in the aggregate in any fiscal year of the Company and any capital expenditures by the Company or any Subsidiary that are not in the ordinary course of business;

                           (viii) the purchase or redemption by the Company or
any Subsidiary of any securities issued by the Company or any Subsidiary (it being agreed that for purposes of this Section 3.1(a)(viii), Lauren and GSCP shall be deemed to have consented to the Amended RL Note, the New RL Note and the GS Notes being prepaid, in whole or in part, in accordance with the terms thereof);
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                           (ix) the adoption by the Company or any Subsidiary of
any employee stock option, phantom stock, equity or profit participation or other similar plan;

                           (x) the involvement by the Company or any Subsidiary
in any line of business other than the lines of business currently comprising the Business (it being understood that the introduction of a new name or logo to an existing line or product or the licensing of a new logo shall not constitute the involvement by any such entity in a new line of business; provided, however, that such introduction shall be subject to clause (xi));

                           (xi) the entry by the Company or any Subsidiary into
a new line or product or the introduction of a new name or new logo to an existing line or product, in each case, with expected start-up costs and total capital requirements in excess of $15 million in the aggregate;

                           (xii) any transaction, agreement, understanding or
arrangement (including employment and consulting arrangements) entered into by the Company or any Subsidiary with any Investor or any Affiliate of any Investor (other than (A) such transactions, agreements, understandings or arrangements between the Company and any wholly owned Subsidiary or between wholly owned Subsidiaries or (B) such transactions, agreements, understandings or arrangements that do not involve payments in any fiscal year of the Company that exceed $100,000 in the aggregate to any Investor or any Affiliate of an Investor or $500,000 in the aggregate to all Investors and their respective Affiliates);

                           (xiii) any agreement or arrangement which restricts
or prohibits dividends or distributions by any Subsidiary to the Company or by the Company to its stockholders;

                           (xiv) the winding up, dissolution or liquidation of
the Company or any Subsidiary;

                           (xv) the voluntary bankruptcy of the Company or any
Subsidiary;

                           (xvi) pursuing any business opportunity presented to
the Company pursuant to Section 5.1 or permitting any Polo Party to engage in any activity prohibited under
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Section 5.2 or 5.3 (it being agreed that Lauren shall be deemed to have consented to any such opportunity so presented);

                           (xvii) the amendment by the Company or any Subsidiary
of its certificate of incorporation or bylaws (or similar constituent instruments) or the adoption by the Company or any Subsidiary of any stockholder rights plan or other antitakeover provisions;

                           (xviii) the acquisition by the Company or any
Subsidiary of any aircraft (whether fixed wing or otherwise) other than the Existing Airplane; and

                           (xix) without limiting Article 5, in the event that
Lauren is no longer the Chief Executive Officer of the Company (by reason of his death or otherwise), the determination to hire, replace or involuntarily terminate the Chief Executive Officer of the Company (it being agreed that GSCP's consent required pursuant to this clause (xix) shall not be unreasonably withheld).

                  Any consents provided by Lauren and GSCP with respect to prior transactions of the RL Partnerships shall be deemed consents under this Section
3.1. For purposes of calculating fiscal year expenditures or other amounts governed by this Section 3.1 during the fiscal year of the Company in which the date hereof occurs only (and assuming the Company adopts the same fiscal year as the RL Partnerships), expenditures or other amounts of the RL Partnerships during the portion of the fiscal year ending upon the date hereof plus the expenditures or other amounts of the Company after the date hereof shall be deemed expenditures or other amounts of the Company during the fiscal year of the Company in which the date hereof occurs. The dollar amounts in subsections
(ii), (iii), (iv), (v), (vii), (xi) and (xii) shall be adjusted annually as of January 1 of each year (beginning with the January 1 following the date hereof) to reflect inflation in the immediately preceding year as measured by the Consumer Price Index (with the year in which this agreement is executed being treated as the base year). No later than January 31 of each year, the Company shall deliver to all of the Investors a statement, certified as to correctness by the chief financial officer of the Company, that sets forth (A) the amount, if any, by which the dollar amounts in subsections (ii), (iii), (iv), (v),
(vii), (xi) and (xii) shall be
adjusted pursuant to the preceding sentence, (B) the adjustment factor used to calculate any such adjustment and (C) the calculation of the adjustment factor and the amounts set forth in such statement pursuant to clause (A). Notwithstanding anything herein to the contrary, Lauren and GSCP shall be deemed to have consented to the transactions expressly contemplated by the Subscription Agreement, the Assignment and Assumption Agreement and the Preliminary Prospectus.

                  Lauren and GSCP hereby provide their good faith commitment, if the Initial Public Offering has not been consummated by August 31, 1997, to negotiate with the Company appropriate revisions, if any, to the dollar thresholds contained in Section 3.1(a).

                  (b) Annual Budget. Notwithstanding anything to the contrary contained in this Agreement, no consent to any Significant Transaction shall be required pursuant to Section 3.1(a) if such action is expressly provided for, and disclosed in, the annual budget of the Company that has been approved in writing by both (i) Lauren and (ii) GSCP.

                  (c) Termination of Right of Consent. Notwithstanding anything to the contrary contained herein, no consent to any Significant Transaction shall be required pursuant to Section 3.1: (i) by Lauren, if at any time prior to an Initial Public Offering, Lauren Owns less than ten percent of the outstanding Common Stock, (ii) by GSCP, if at any time prior to an Initial Public Offering, the GSCP Parties (in the aggregate) Own less than ten percent of the outstanding Common Stock or (iii) from and after consummation of an Initial Public Offering.

         3.2. Conduct of Business. Prior to an Initial Public Offering, the Company shall not, and shall not permit any of its Subsidiaries to, enter into a transaction (including, without limitation, the purchase, sale, lease, licensing or exchange of property or the rendering of any service or the making of any loan or advance) or series of related transactions with any Person (other than between the Company and any wholly owned Subsidiary or between wholly owned Subsidiaries) on terms which are not arm's length. For purposes of this Section 3.2, the affiliated transactions described in the Preliminary Prospectus and the transactions contemplated by the Registration Rights Agreement shall be deemed arm's length transactions.

         3.3. Officers of the Company. Prior to an Initial Public Offering, the Board of Directors shall cause the Company to employ qualified and experienced senior management of the Company. The Company may have employees and agents who may be designated as officers or authorized representatives of the Company and who shall (a) serve at the pleasure of the Board of Directors, (b) have such powers as are vested in them by the Board of Directors and (c) have the power to bind the Company through the exercise of such powers. Clause (a) of this Section
3.3 shall not be construed as limiting the Company's right to retain employees for the Company pursuant to employment contracts for a term of years in accordance with Section 3.1.

4.       Restriction on Disposition of Common Stock.

         4.1. No Transfer. (a) Prior to an Initial Public Offering, no Investor shall, directly or indirectly, sell (whether by involuntary or judicial sale or otherwise), assign, transfer, grant a security interest in, pledge, encumber, hypothecate, give (by bequest, gift or appointment) or otherwise (voluntarily or by operation of law) dispose of (any of the foregoing is herein referred to as a "Transfer") any shares of Common Stock, except in accordance with the provisions of Sections 4.1(b), 4.2, 4.3 and 4.4. Notwithstanding anything in this Agreement to the contrary, any holder of Class C Common Stock may Transfer shares of Class C Common Stock to the underwriters of the Initial Public Offering pursuant to the terms of the underwriting agreement entered into by such holder of Class C Common Stock with respect to the Initial Public Offering and in the event the Initial Public Offering does not occur such underwriters may Transfer such shares of Class C Common Stock back to their original holders. Any Transfer or attempted Transfer of shares of Common Stock not in accordance with the provisions of this Agreement shall be null and void, and the Company shall not record such Transfer on its books or treat any purported transferee of such shares as the owner of such shares for any purpose.

         (b) In addition to the limitations set forth in Section 4.1(a), until October 1, 1998, (i) no Polo Party shall (A) Transfer any shares of Class B Common Stock, or (B) convert any shares of Class B Common Stock into shares of another class of Common Stock, if, after giving effect to such Transfer or conversion of Class B Common Stock (whether as a result of such Transfer, conversion or otherwise), the Original Polo Parties hold (in the aggregate) Class B Common Stock constituting less than 25% of the outstanding shares of all Common Stock on the date hereof subject to appropriate adjustment for stock splits, reverse stock splits, stock dividends and similar transactions (for purposes of this Section 4.1(b)(i), (w) from and after an Initial Public Offering, any shares of Common Stock issued and sold by the Company to the public in the Initial Public Offering shall be treated as having been outstanding on the date hereof and (x) from and after consummation of the Polo Retail Transactions, any shares of Common Stock issued in connection therewith shall be treated as having been outstanding on the date hereof), (ii) Lauren shall not Transfer or otherwise convert into shares of another class of Common Stock any of the shares of Class B Common Stock purchased by him pursuant to the Subscription Agreement and identified on Schedule 1 to that agreement as the 5.0192% acquired by him pursuant to the Reorganization (as defined therein),
(iii) no GS Party shall Transfer any shares of Common Stock if, after giving effect to such Transfer of Common Stock (whether as a result of such Transfer or otherwise), the Original GS Parties hold (in the aggregate) Class C Common Stock constituting less than 11% of the outstanding shares of all Common Stock on the date hereof subject to appropriate adjustment for stock splits, reverse stock splits, stock dividends and similar transactions (for purposes of this Section 4.1(b)(iii), (I) from and after an Initial Public Offering, any shares of Common Stock issued and sold by the Company to the public in the Initial Public Offering shall be treated as having been outstanding on the date hereof and (II) from and after consummation of the Polo Retail Transactions, any shares of Common Stock issued in connection therewith shall be treated as having been outstanding on the date hereof) and (iv) no Transfer other than by gift, bequest or appointment of Class B Common Stock or Class C Common Stock in a transaction in which the transferred shares do not convert into Class A Common Stock shall be made without delivery to all the parties hereto of an opinion from counsel to the transferor to the effect that the Transfer should not adversely affect the qualification of the acquisition of shares of the Common Stock pursuant to Paragraph 1 of the Subscription Agreement under Section 351 of the Internal Revenue Code of 1986, as amended.

For purposes of Sections 4.1(b) (i) and (iii), with respect to any shares of any class of Common Stock transferred by gift, bequest or appointment by an Original Polo Party or an Original GS Party, as the case may be, to any Permitted Transferee that has executed and delivered to the Company an instrument or instruments in form and substance reasonably satisfactory to the Company confirming that such Permitted Transferee agrees to be bound by the terms of this Agreement as if it were a Polo Party signatory hereto, the transferring Original Polo Party or Original GS Party shall be treated as holding (i) all of such transferred shares held by the Permitted Transferee if the Permitted Transferee is a natural person and (ii) the portion of each class of transferred shares held by the Permitted Transferee equal to the percentage of the equity or economic interests of the Permitted Transferee held by the Original Polo Party or Original GS Party, as the case may be, as of the date of such transfer or as subsequently reduced if the Permitted Transferee is not a natural person. For purposes of this Section 4.1(b), a Transfer shall be deemed to occur if any transfer of any partnership interest in any partnership results in a termination of such partnership within the meaning of Section 708 of the Internal Revenue Code of 1986, as amended, and in all other events any such transfer shall not be deemed to constitute a Transfer. Notwithstanding anything herein to the contrary, in no event shall the provisions of this Section 4.1(b) prohibit the Transfer of shares of Common Stock (i) by Lauren's estate in order to fund estate taxes or (ii) by any Polo Party or any GS Party in connection with any business combination transaction or other acquisition of the Company as a result of which no party to this Agreement or any of its Affiliates holds any outstanding shares of Common Stock.

         4.2. Permitted Transfers. Prior to an Initial Public Offering and subject to compliance with Section 4.1(b) and 4.3, an Investor may Transfer shares of Common Stock to an Affiliate (and, in the case of the Polo Parties, to a Permitted Trust) (such Affiliate or Permitted Trust, a "Permitted Transferee"), provided that:

                  (a) such Permitted Transferee agrees that, notwithstanding the terms of this Section 4.2, such Permitted Transferee shall not thereafter Transfer such Common Stock to any Person to whom the transferor Investor would not be permitted to Transfer such Common Stock pursuant to the terms of this Agreement;

                  (b) such Permitted Transferee shall have executed and delivered to the Company, as a condition precedent to the Transfer, an instrument or instruments in form and substance reasonably satisfactory to the Company confirming that such Permitted Transferee agrees to be bound by the terms of this Agreement;

                  (c) the certificates issued to the Permitted Transferee which represent the Common Stock so Transferred shall bear the legends provided in
Section 7; and

                  (d) the transferor Investor shall have delivered to the Company an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Company, to the effect that such Transfer is exempt from registration under the Securities Act.

         4.3. Ownership of Common Stock by Lauren. At all times prior to an Initial Public Offering, (i) Lauren must Own, directly or indirectly, at least a majority of the outstanding Common Stock, free and clear of any Liens and (ii) Lauren, his spouse, his children and his siblings must hold, directly or indirectly, at least a majority of the outstanding Common Stock, free and clear of any Liens. For purposes of this Section 4.3(ii), any shares of Common Stock which are held by a Permitted Trust free and clear of any Liens shall be treated as held by Lauren.

         4.4. Private Sale Rights. Prior to an Initial Public Offering and in addition to the rights contained in Section 4.2, notwithstanding anything contained in Section 4.3 to the contrary, but subject to Section 4.1(b), each Polo Party may, from and after the first anniversary of the date hereof, Transfer shares of Common Stock to any Person who is not a Permitted Transferee (any such Transfer, a "Section 4.4 Transfer"), only if such Transfer is made in accordance with the following procedures:

                  (a) The transferring Polo Party shall first deliver to GSCP a written notice (the "Participation Notice"), which shall specifically identify the identity of the proposed transferee (the "Proposed Transferee"), the amount of Common Stock being Transferred (the

"Participation Stock"), the purchase price therefor, and a summary of the other material terms and conditions of the proposed transaction, and shall contain an offer (the "Participation Offer") by the Proposed Transferee to each GS Party, which shall be irrevocable for a period of 30 days after the Participation Notice is received (the "Participation Period"), to purchase from each GS Party an amount of Common Stock equal to its Pro Rata Portion of the Participation Stock at a price per share equal to the Per Share Price and upon all such other terms offered by the Proposed Transferee to Lauren including, without limitation, those set forth in the Participation Notice. A copy of the Participation Notice shall promptly be sent to the Company. The Participation Offer may be accepted in whole or in part at the option of each of the GS Parties. Notice of a GS Party's intention to accept a Participation Offer, in whole or in part, shall be evidenced by a writing signed by such GS Party and delivered to Lauren, the Proposed Transferee and the Company prior to the end of the Participation Period, setting forth the amount of Common Stock that such GS Party elects to Transfer. Any failure by a GS Party to respond to a Participation Offer within the Participation Period shall mean that such GS Party does not wish to participate in the Section 4.4 Transfer. To the extent any GS Party does not participate in a Section 4.4 Transfer, the transferring Polo Party shall be permitted to transfer to the Proposed Transferee such number of shares that such GS Party otherwise would have been able to transfer to the Proposed Transferee.

                  (b) All Transfers of Common Stock to the Proposed Transferee shall be consummated contemporaneously at the offices of the Company on the later of (i) a mutually satisfactory business day as soon as practicable, but in no event more than 15 days after the expiration of the Participation Period and
(ii) the fifth business day following the expiration or termination of all waiting periods under HSR applicable to such Transfers, or at such other time and/or place as the parties to such Transfers may agree. The delivery of certificates or other instruments evidencing such Common Stock duly endorsed for transfer shall be made on such date against payment of the purchase price for such Common Stock.

                  (c) Anything contained herein to the contrary notwithstanding, simultaneously with, and as a condition to, any Transfer of Common Stock pursuant to this Section 4.4, the Proposed Transferee must execute and deliver to the Company and the GS Parties an instrument or instruments in form and substance reasonably satisfactory to the Company and the GS Parties confirming that such transferee agrees to be bound by the terms of this Agreement.

                  "Pro Rata Portion of the Participation Stock" means, as to each GS Party, the product (rounded up to the nearest whole number) of (i) the Participation Stock multiplied by (ii) the quotient obtained by dividing (a) the number of shares of Common Stock owned by such Person on the first day of the Participation Period (as defined in Section 4.4(a) below) by (b) the aggregate number of shares of Common Stock owned on the first day of the Participation Period by the transferring Polo Party and the GS Parties.

                  "Per Share Price" shall mean, with respect to any Section 4.4 Sale, an amount per share equal to the sum of (a) the consideration per share of Common Stock proposed to be received by the transferring Polo Party in such
Section 4.4 Sale as set forth in the Participation Notice and (b) the quotient of (I) any other compensation or benefits to be received by the transferring Polo Party in such Section 4.4 Sale or in connection with any agreement or transaction entered into by the transferring Polo Party in connection with such
Section 4.4 Sale (a "Related Transaction") divided by (II) the actual number of shares of Common Stock to be sold by the transferring Polo Party in such Section
4.4 Sale after giving effect to any participation rights of the GS Parties. It is the intention of the parties that the Per Share Price shall reflect, and that the GS Parties shall receive in any Section 4.4 Sale, the same economic value per share of Common Stock as the transferring Polo Party receives in the Section
4.4 Transfer and in all Related Transactions.

         4.5. Termination of Transfer Restrictions. Notwithstanding anything herein to the contrary, the provisions of Sections 4.1(a), 4.2, 4.3 and 4.4 shall terminate upon consummation of an Initial Public Offering.

5.       Business Opportunities.

         5.1. First Opportunity. No Polo Party shall, directly or indirectly, in any capacity, invest, engage, manage, operate, control or otherwise participate for his own account or for the account of any other Person in any business opportunity that may exploit, market or otherwise use the names "Ralph", "Lauren", "Polo" or "Ralph Lauren", the symbol of the polo player astride a horse or any name or symbol based on, or derivative of, those names or such symbol, anywhere in the world (including, without limitation, any business opportunity that markets any product or service by using any such names or symbols), regardless of how such opportunity arose, was developed or otherwise came to the attention of such Polo Entity, without first permitting the Company to exploit such business opportunity on the terms and conditions provided herein. If a Polo Party intends, directly or indirectly, in any capacity, to invest, engage, manage, operate, control or otherwise participate for its own account or for the account of any other Person in any such business opportunity, such Polo Party shall first offer to the Company the right to exploit such business opportunity by delivering written notice thereof to the Company and GSCP (including specifying, in reasonable detail, in such written notice, the material terms and conditions of such business opportunity). If within 30 days after receipt of such written notice, GSCP does not consent to the Company pursuing such business opportunity, the Polo Party may, subject to Sections 5.2 and 5.3, pursue such business opportunity outside the Company, provided that the Polo Party gives prior notice to GSCP (or a GS Director) of its decision to do so. Without limiting the foregoing or Sections 5.2 and 5.3, in the event that a Polo Party decides, directly or indirectly, in any capacity, to invest, engage, manage, operate, control or otherwise participate in any other business activities for its own account, the Polo Party shall first notify GSCP (or a GS Director) of its decision to do so; provided that this sentence shall not apply to passive investments by the Polo Parties in securities of any publicly traded corporation which constitute, in the aggregate, less than 5% of the outstanding shares of such entity entitled to vote generally in the election of directors or similar persons. Notwithstanding Section 5,

Lauren may use as trademarks "Ralph Lauren", "Double RL" and "RRL" in connection with beef and other agricultural and food products.

         5.2. Protection of Business. Notwithstanding Section 5.1, each Polo Party hereby agrees that during the term of this Agreement it shall not, directly or indirectly, as a proprietor, partner, stockholder, director, officer, employee, consultant, joint venture, investor, lender or in any other capacity, invest, engage in, or manage, operate or control or participate in the ownership, management, operation or control of any entity which engages in any of the businesses or activities that the Company or any of its Subsidiaries engages in anywhere in the world; provided that this Section 5.2 shall not apply to passive investments by a Polo Party in securities of any publicly traded corporation which constitute, in the aggregate, less than 5% of the outstanding shares of such entity entitled to vote generally in the election of directors or similar persons. During the term of this Agreement, no Polo Party shall use, license, or grant to any Person (other than the Company and the Subsidiaries) any right to use the names "Ralph," "Lauren" or "Ralph Lauren" or any name or symbol based on, or derivative of, those names or such symbols, in any manner which would reasonably be expected to be detrimental to the Business.

         5.3. Participation in Business. Lauren shall devote substantially all of his business time, attention, efforts and skill to the Business and the furtherance of the purposes of the Company and the Subsidiaries, and Lauren shall use his best efforts to promote the interests of the Company and the Subsidiaries. Prior to an Initial Public Offering, Lauren shall provide the foregoing services without any compensation, except for compensation currently being paid and previously approved by GSCP or for other compensation as expressly agreed to in writing by GSCP. After an Initial Public Offering, Lauren shall provide such services and will be compensated as determined by the Board of Directors. Lauren will not, without the prior written approval of GSCP, engage in any other activity which would interfere with his devoting substantially all of his business time, attention, efforts and skill to the Business and the furtherance of the purposes of the Company and the Subsidiaries (it being agreed that Lauren may continue to engage in the beef and ranch business, automobile business and charitable activities to the same extent that Lauren engages in such businesses and activities on the date hereof).

         The agreements of each of the Polo Parties set forth in this Section 5 are in consideration of the continuing investment of the GS Parties in the Company.

         5.4 Termination. The provisions of this Section 5 shall terminate on the later of (i) the consummation of an Initial Public Offering and (ii) such date as Lauren enters into an employment agreement with the Company containing provisions which are substantially similar to those contained in this Section 5 or which are acceptable to GSCP (which approval will not be unreasonably withheld).

6.       Financial Information.

         (a) Prior to an Initial Public Offering, as soon as practicable following the end of each fiscal year of the Company, but in any event within 90 days after the end of such fiscal year, the Company shall cause to be prepared and delivered to each Investor consolidated and consolidating statements of income and cash flows for the Company for such fiscal year, and a balance sheet of the Company as of the end of such fiscal year, in each case setting forth comparative figures for the preceding fiscal year, and certified by Mahoney, Cohen, Rashba & Pokart, CPA, PC, Deloitte & Touche or such other independent certified public accountants of recognized national standing as shall be designated by the Company (with the prior consent of GSCP) as to fairness of presentation, preparation in accordance with generally accepted accounting principles and consistency of application.

         (b) Prior to an Initial Public Offering, as soon as practicable following the end of each fiscal quarter of the Company but in any event within 45 days after the end of such fiscal quarter, the Company shall cause to be prepared and delivered to each Investor consolidated and consolidating statements of income and cash flows for the Company for such fiscal quarter and for the fiscal year to date and an unaudited balance sheet for the Company as of the end of such fiscal quarter, in each case setting forth comparative figures for the preceding periods in the prior fiscal year and, subject to normal year-end adjustments and the absence of footnotes, certified by the chief financial officer of the Company as to fairness of presentation, preparation in accordance with generally accepted accounting principles and consistency of application.

         (c) Prior to an Initial Public Offering, as promptly as practicable and in any event within 45 days following the end of each fiscal month of the Company (other than the third, sixth, ninth and twelfth fiscal months of each fiscal year of the Company), the Company shall prepare and deliver to each Investor statements of income and cash flows of the Company for such month and for the year to date and an unaudited balance sheet of the Company as of the end of such month, in each case setting forth comparative figures for the related periods in the prior fiscal year of the Company and, subject to normal year-end adjustments and the absence of footnotes, certified by the chief financial officer of the Company as to fairness of presentation, preparation in accordance with generally accepted accounting principles and consistency of application.

7.       Legend.

         (a) A copy of this Agreement, and any amendments hereto, shall be filed with the Secretary of the Company and kept on file at the offices of the Company. So long as this Agreement shall be in effect, this Agreement and any amendments hereto shall be made available for inspection by any Investor at the principal offices of the Company.

         (b) Prior to an Initial Public Offering, each certificate representing shares of Common Stock and each certificate issued in exchange for or upon the transfer of any shares of Common Stock (if after such transfer such shares remain subject to this Agreement) shall be stamped or otherwise imprinted with a legend substantially in the following form:


                  (i)               THE SECURITIES REPRESENTED BY THIS
                           CERTIFICATE MAY NOT BE TRANSFERRED, SOLD,
                           ASSIGNED, PLEDGED, HYPOTHECATED,
                           ENCUMBERED OR OTHERWISE DISPOSED OF
                           EXCEPT IN COMPLIANCE WITH THE PROVISIONS
                           OF A STOCKHOLDERS AGREEMENT DATED AS OF

                           _____, A COPY OF WHICH MAY BE OBTAINED FROM
                           THE COMPANY.  NO TRANSFER OF SUCH
                           SECURITIES WILL BE MADE ON THE BOOKS OF
                           THE COMPANY UNLESS ACCOMPANIED BY
                           EVIDENCE OF COMPLIANCE WITH THE TERMS OF
                           SUCH AGREEMENT.

                  (ii)              THE SECURITIES REPRESENTED BY THIS
                           CERTIFICATE HAVE NOT BEEN REGISTERED
                           UNDER THE SECURITIES ACT OF 1933 AND MAY
                           NOT BE TRANSFERRED OR OTHERWISE DISPOSED
                           OF UNLESS THEY HAVE BEEN REGISTERED
                           UNDER THAT ACT PURSUANT TO AN EFFECTIVE
                           REGISTRATION STATEMENT, OR AN EXEMPTION
                           FROM REGISTRATION IS AVAILABLE AND THE
                           COMPANY HAS RECEIVED THE PRIOR WRITTEN
                           OPINION OF COUNSEL REASONABLY
                           SATISFACTORY TO THE COMPANY THAT
                           REGISTRATION IS NOT REQUIRED.

                  (iii)             THE SECURITIES REPRESENTED BY THIS
                           CERTIFICATE ARE SUBJECT TO PROVISIONS
                           RELATING TO VOTING CONTAINED IN THE
                           STOCKHOLDERS AGREEMENT REFERRED TO
                           ABOVE.

                  After an Initial Public Offering, each certificate representing shares of Common Stock owned on the date hereof by an Investor and each certificate issued in exchange for or upon the transfer of any shares of Common Stock (if after such transfer such shares remain subject to this Agreement) shall be stamped or otherwise imprinted with a legend substantially similar to legends (i) and (ii) above.

8.       Term.

         Except as otherwise expressly provided for herein, this Agreement shall terminate on the earlier of (a) the tenth anniversary of the date hereof or (b) the date that the GS Parties (in the aggregate) Own less than five percent of all outstanding Common Stock. Upon such termination, there shall be no liability on the part of any party hereto, except that nothing in this Section 8 shall in any way relieve any party from liability for any breach of the provisions set forth herein or the period prior to the termination of this Agreement. Notwithstanding the foregoing, the parties hereto acknowledge that only Sections 2.5(b) and (c), 4.1(b), 5, 7, 8 and 9 (other than 9.5 and 9.7) and related definitions shall survive the consummation of the Initial Public Offering except that certain portions of those provisions as specified therein shall terminate upon the Initial Public Offering.

9.       Miscellaneous.

         9.1. Representations and Warranties. Each party hereto represents and warrants to the other parties hereto as follows:

                  (a) It has full power and authority to execute, deliver and perform its obligations under this Agreement.

                  (b) This Agreement has been duly and validly authorized, executed and delivered by it, and constitutes a valid and binding obligation of it, enforceable against it in accordance with its terms except to the extent that enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally.

                  (c) The execution, delivery and performance of this Agreement by it does not (x) violate, conflict with, or constitute a breach of or default under its organizational documents, if any, or any material agreement to which it is a party or by which it is bound or (y) violate any law, regulation, order, writ, judgment, injunction or decree applicable to it.

                  (d) No consent or approval of, or filing with, any governmental or regulatory body is required to be obtained or made by it in connection with the transactions contemplated hereby.

                  (e) It is not a party to any agreement which is inconsistent with the rights of any party hereunder or otherwise conflicts with the provisions hereof.

                  (f) As of the date hereof it has no present plan, intention or arrangement to sell, exchange, Transfer, distribute, pledge or otherwise dispose of any Common Stock owned by it including stock purchased under the Subscription Agreement other than subject to Section 4.1(b), (i) to sell Common Stock in an Initial Public Offering as contemplated by and described in the Preliminary Prospectus and (ii) in the case of Lauren, to transfer by gift, bequest or appointment certain shares of Class A Common Stock (including, without limitation, transfers by gift, bequest or appointment to one or more charitable remainder trusts).

         9.2. Continuing Partnership Provisions. Notwithstanding the consummation of the transaction contemplated by the Assignment and Assumption Agreement and/or the dissolution of any RL Partnership (and any termination of any partnership agreement relating thereto) which may occur by operation of law or otherwise on or after the date hereof, the Company agrees to be bound by and to comply with (and the Investors and the Advisors retain their rights and obligations under) the following provisions of the partnership agreement governing each RL Partnership with respect to periods prior to the date hereof to the same extent as the Company would be bound by (and the Investors would have rights and obligations under) the terms thereof if (i) such RL Partnership and its governing partnership agreement were still in existence, (ii) the Company was such RL Partnership and the general partner of such RL Partnership and the Investors were limited partners in such RL Partnership holding the partnership interests set forth on Schedule 1 to the Assignment and Assumption
Agreement: (x) in the case of the Design Studio Partnership and the Polo Partnership - Section 8.5 (Indemnification of Advisors to the Advisory Board),
Section 15.1 (Books of Account), Section 15.2 (Taxable Year), Section 15.3 (Financial Statement; Tax Matters Partner), Section 15.4 (Tax Elections),
Section 15.5 (Tax Information), Section 16.1 to the extent arising from any action occurring prior to the date hereof of such RL Partnership (Indemnification) and Section 16.2 (Exculpation) and (y) in the case of the Womenswear Partnership - Section 8.5 (Indemnification of Advisors to the Advisory Board), Section 14.1 (Books of Account), Section 14.2 (Taxable Year),
Section 14.3 (Financial Statement; Tax Matters Partner), Section 14.4 (Tax Elections), Section 14.5 (Tax Information), Section 15.1 to the extent arising from any action occurring prior to the date hereof of such RL Partnership (Indemnification) and Section 15.2 (Exculpation). The parties agree (i) that appropriate adjustment shall be made in the application of the provisions set forth in Section 16.1 (or 15.1 in the case of the Womenswear Partnership) of the partnership agreement governing each RL Partnership in order to effectuate the intent of such section recognizing that the Company will satisfy any obligation of an RL Partnership thereunder and (ii) that the indemnification obligations under such Section 16.1 (or 15.1 in the case of the Womenswear Partnership) shall terminate upon the consummation of the Initial Public Offering. The Company shall take all necessary or desirable actions to effectuate the provisions of this Section 9.2.

         9.3. Use of Proceeds. The Company shall use the proceeds from an Initial Public Offering to repay all amounts, if any, outstanding under the Amended RL Note, the GS Notes and the New RL Note.

         9.4. No Inconsistent Agreements.

                  (a) Without the prior written consent of (i) Lauren and (ii) GSCP, the Company will not, on or after the date of this Agreement, enter into any agreement with respect to its securities which is inconsistent with this Agreement or otherwise conflicts with the provisions hereof. The Company will not circumvent this Agreement by taking any action through an Affiliate that would be prohibited under this Agreement.

                  (b) Each Investor agrees that it will not, on or after the date of this Agreement, enter into any agreement or take any action with respect to its Common Stock which is inconsistent with this Agreement or otherwise conflicts with the provisions hereof. No Investor will grant any proxy or become a party to any voting trust or other agreement, in each case which is inconsistent with or conflicts with this Agreement or otherwise conflicts with the provisions hereof, and no Investor will circumvent this Agreement by taking any action that would be prohibited under this Agreement through an Affiliate.

         9.5. Confidentiality.

                  (a) Each party hereto agrees not to disclose any non-public, confidential, proprietary information ("Confidential Information") regarding the Business or the parties hereto, which has been or is received prior to or after the date hereof to any Person who is not (i) a partner (including partners of The Goldman Sachs Group, L.P.), director, officer or employee or an Affiliate of such party (such persons and Affiliates of each party are hereinafter collectively referred to as "Related Persons") or (ii) a Person acting as an advisor to or representative of such party in connection with the transactions contemplated by this Agreement, except (x) with the consent of the other parties hereto, (y) pursuant to a subpoena, civil investigative demand (or similar process), order, statute, rule or other legal requirement promulgated or imposed by a court or by a judicial, regulatory, self-regulatory or legislative body, organization, agency or committee or otherwise in connection with any judicial or administrative proceeding (including, in response to oral questions, interrogatories or requests for information or documents) in which a party hereto or any of its Related Persons is involved or (z) in furtherance of the purposes of the Company. Notwithstanding the foregoing, each of the GS Parties may disclose to their investors in accordance with past practice summary (x) nonfinancial information relating to the condition, progress (e.g., business growth) and prospects of the Business and (y) financial information relating to the Business. Each party assumes responsibility for any breach by its Related Persons, advisors or representatives of their obligations concerning confidentiality obligations hereunder only to the extent such party would be responsible therefor under principles of agency law.

                  (b) If any party is to disclose Confidential Information pursuant to clause (y) of the first sentence of subsection (a) of this Section 9.5, such party will, to the extent practicable, promptly notify the other parties thereof and cooperate with the other parties to the extent legally permissible if such other parties should seek to obtain an order or other reliable assurance that confidential treatment will be accorded to designated portions of the Confidential Information, and such party shall be entitled to reimbursement from the Company for expenses incurred by it or any of its Related Persons, including the fees and expenses of counsel, in connection with any action taken pursuant to this subsection (b).

                  (c) Information will not be deemed Confidential Information if it (i) was already available to, or in the possession of, the recipient prior to its disclosure by, or at the direction of, the discloser, to the recipient, (ii) is or becomes available in the public domain

(other than as a result of a disclosure by the recipient or any of its Related Persons, advisors or representatives), or (iii) is not acquired from a Person known by the recipient to be in breach of an obligation of confidentiality to a party to this Agreement.

                  (d) The provisions of this Section 9.5 shall terminate upon an Initial Public Offering.

         9.6. Expenses. Except as expressly provided herein, the Company shall bear all reasonable costs and expenses of the Investors, including the fees and expenses of counsel, in connection with this Agreement.

         9.7. Investment Banking Services. Prior to an Initial Public Offering, Goldman, Sachs & Co. will be the preferred provider of investment banking services for the Company and its Subsidiaries and will provide those services for customary compensation and on other terms consistent with an arm's length transaction. In any instance in which Goldman, Sachs & Co. is unable during such period to provide a particular type of services or has a conflict, the Company may use another investment banking firm.

         9.8. Registration Rights Agreement. In connection with the execution of this agreement, the parties shall amend the Original Registration Rights Agreement to reflect (i) the registration rights described in the Preliminary Prospectus, (ii) that the parties are entering into the Assignment and Assumption Agreement, the Subscription Agreement and this Agreement; (iii) (x) that Lauren shall have the right to require the Company to file a registration statement with respect to an Initial Public Offering from and after the date hereof and (y) that GSCP shall have the right to require the Company to file a registration statement with respect to an Initial Public Offering from and after December 31, 1998, (iv) that in connection with an IPO Demand under Section 2.1(a) of the Original Registration Rights Agreement, no party shall have the right to make a Primary Election (as such terms are defined in the Original Registration Rights Agreement) but rather the parties shall consult on a good faith basis to determine whether the Company should sell shares in the Initial Public Offering, and (v) such other changes as the parties in good faith determine are appropriate.

         9.9. Remedies. The parties hereto agree that money damages or other remedy at law would not be sufficient or adequate remedy for any breach or violation of, or a default under, this Agreement by them and that in addition to all other remedies available to them, each of them shall be entitled to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including without limitation specific performance, without bond or other security being required.

         9.10. Amendments and Waivers. Except as otherwise provided herein, this Agreement may be amended, modified, supplemented or waived only by a written agreement executed by all parties to this Agreement.

         9.11. Successors and Affiliates; Assignment.

                  (a) This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, legal representatives, successors and Affiliates, so long as they hold shares of Common Stock. If any Investor shall acquire additional shares of Common Stock in any manner (including pursuant to the exercise of any option granted under a stock option plan of the Company or pursuant to any benefit plan of the Company) (or any Affiliate of an Investor shall acquire shares of Common Stock in any manner), whether by operation of law or otherwise, such shares of Common Stock shall be held subject to all of the terms of this Agreement, and by taking and holding such shares of Common Stock such Person shall be conclusively deemed to have agreed to be bound by and to comply with all of the terms and provisions of this Agreement.

                  (b) From and after an Initial Public Offering, shares of Common Stock which have been distributed in a registered public offering or pursuant to Rule 144 or otherwise Transferred by any party hereto shall no longer be subject to this Agreement unless acquired by an Investor or an Affiliate of an Investor. The transferees of such shares of Common Stock shall have no rights or obligations under this Agreement as a result of such purchase of such shares, unless such purchasers are Investors or Affiliates of Investors. Without limiting the immediately preceding two sentences, no Person other than the Investors shall be entitled to any benefits under this Agreement, except as otherwise expressly provided herein.

                  (c) Neither this Agreement nor any of the rights hereunder may be assigned by any of the parties hereto without the consent of the other parties.

                  (d) Notwithstanding anything herein to the contrary, upon Lauren's death, (i) the Person designated by Lauren from time to time in a written notice to the other parties hereto, or (ii) if no such Person shall have been designated or be available to serve in such capacity as provided above, the Person designated to serve in such capacity in Lauren's will, or (iii) if no such Person shall have been designated in Lauren's will or be available to serve in such capacity as provided above, the executor of Lauren's estate, or (iv) if the assets of Lauren's estate shall have been distributed, then, notwithstanding any designation by Lauren in his will or otherwise, the Person designated in writing by the holders of a majority-in-interest of the Common Stock owned by Lauren at the time of his death, shall in each such case be entitled to exercise the rights under this Agreement that Lauren would have been entitled to exercise if he had not died. Notwithstanding anything herein to the contrary, but subject to the preceding sentence of this Section 9.11(d), upon the entry by a court of competent jurisdiction of an order adjudicating Lauren incompetent, the Person designated by Lauren from time to time in a written notice to the parties hereto, or if no such Person shall have been designated and be available to serve in such capacity, Lauren's judicially appointed representative, shall in each such case be entitled to exercise the rights under this Agreement that Lauren would have been entitled to exercise if he had not been adjudicated an incompetent.

         9.12. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and which together shall constitute one and the same instrument.

         9.13. Descriptive Headings; Plurals. The headings and captions contained herein are inserted for convenience only and shall not control or affect the meaning or construction of any provision hereof. As used herein, the plural form of any noun shall include the singular and the singular shall include the plural, unless the context requires otherwise. Each of the masculine, neuter and feminine forms of any pronoun shall include all such forms unless the context requires otherwise.

         9.14. Notices. All notices and other communications hereunder shall be in writing and delivered personally, by telecopy (with confirmation sent within three business days by overnight courier) or sent by overnight courier to the party to whom such notice or communication is to be given at its address set forth on Schedule I, or such other address for the party as shall be specified by notice given pursuant hereto.

         9.15. Governing Law. This Agreement and the rights and obligations of parties hereto shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any principles of conflicts of law thereof, except that with respect to internal corporate matters of the Company, the laws of the State of Delaware shall govern, without giving effect to the principles of conflicts of law thereof.

         9.16. Invalidity of Provision. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction. If any restriction or provision of this Agreement is held unreasonable, unlawful or unenforceable in any respect, such restriction or provision shall be interpreted, revised or applied in the manner that renders it lawful and enforceable to the fullest extent possible under law.

         9.17. Further Assurances. Each party hereto shall do and perform or cause to be done and performed all further acts and things and shall execute and deliver all other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

         9.18. Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

                             POLO RALPH LAUREN CORPORATION


                             By:_________________________________________
                                Name:
                                Title:


                             GS CAPITAL PARTNERS, L.P.
                             By: GS Advisors, L.P., its general partner
                                 By: GS Advisors, Inc., its general partner


                             By:_________________________________________
                                Name:
                                Title:


                             GS CAPITAL PARTNERS PRL HOLDING I, L.P.

                             By: GS Capital Partners, L.P., its general partner
                                 By: GS Advisors, L.P., its general partner
                                     By: GS Advisors, Inc., its general partner


                             By:_________________________________________
                                Name:
                                Title:



                             GS CAPITAL PARTNERS PRL HOLDING II, L.P.

                             By: GS Capital Partners, L.P., its general partner
                                 By: GS Advisors, L.P., its general partner
                                     By: GS Advisors, Inc., its general partner




                             By:_________________________________________
                                Name:
                                Title:

                             STONE STREET FUND 1994, L.P.

                             By: Stone Street Funding Corp., its general partner


                             By:_________________________________________
                                Name:
                                Title:


                             STONE STREET 1994 SUBSIDIARY CORP.



                             By:_________________________________________
                                Name:
                                Title:


                             BRIDGE STREET FUND 1994, L.P.

                             By: Stone Street Funding Corp., its general partner


                             By:_________________________________________
                                Name:
                                Title:


                             ____________________________________________
                                              Ralph Lauren



                             RL HOLDING, L.P.


                             By:_________________________________________
                                Name:
                                Title:

                             RL FAMILY, L.P.


                             By:_________________________________________
                                Name:
                                Title:

                                   SCHEDULE I


Addresses for Notices:                                           With a Copy to:


Polo Ralph Lauren Corporation
650 Madison Avenue
New York, New York  10022
Attention: General Counsel
Telephone: (212) 318-7000
Telecopy: (212) 318-7183

GS Capital Partners, L.P.
GS Capital Partners PRL Holding I, L.P.
GS Capital Partners PRL Holding II, L.P.
Stone Street Funding 1994, L.P.
Stone Street 1994 Subsidiary Corp.
Bridge Street Fund 1994, L.P.
c/o Goldman, Sachs & Co.
85 Broad Street
New York, New York  10004
Attention: Carla H. Skodinski
Telephone: (212) 902-1000
Telecopy: (212) 902-3000

Mr. Ralph Lauren.
RL Holding, L.P.
RL Family, L.P.
c/o Polo Ralph Lauren Enterprises, L.P.
650 Madison Avenue
New York, New York  10022
Attention: Chairman
Telephone: (212) 318-7000
Telecopy: (212) 318-7183